EXHIBIT 10.33

AMENDMENT NO. 1
TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this "Amendment Agreement") is made and entered into as of the 30th day of December, 2008, by and between Integrated Service Company LLC, an Oklahoma limited liability company (the "Company"), and Arlo DeKraai (the "Executive").

RECITALS

WHEREAS, on November 20, 2007, the Executive and the Company entered into an Employment Agreement (the "Employment Agreement") (terms used herein and not defined herein shall have the meanings ascribed to them in the Employment Agreement); and

WHEREAS, in connection with the Employment Agreement, while the operational requirements of Section 409A ("Section 409A") of the Internal Revenue Code of 1986, as amended (the "Code"), have been strictly followed, pursuant to Treasury Regulations and notices issued by the Department of the Treasury, the Company and the Executive have until December 31, 2008, to cause the Employment Agreement to conform to the documentary requirements of Section 409A and Treasury Regulations issued thereunder for those benefits that constitute deferred compensation subject to Section 409A; and

WHEREAS, the Company and the Executive wish to conform the Employment Agreement to the documentary requirements of Section 409A for those benefits that constitute deferred compensation subject to Section 409A;

NOW THEREFORE, in consideration of the mutual covenants and representations contained herein, and the mutual benefits derived herefrom, the parties agree as follows:

1.	Amendment: A new Section 3.3(e) is added to the Employment Agreement, to wit:

"3.3(e)             Notwithstanding anything else in this Agreement, any payments to be made or benefits granted (including the lapse of restrictions on the restricted stock shares awarded pursuant to Section 1.4) under this Agreement to the Executive upon his termination of employment with the Company, and the timing of such payments or grant of such benefits, shall be made or granted only at such time the Executive shall have realized a "separation from service" (as such term is defined in Treasury Regulations prescribed under Section 409A of the Code) with the Company and all entities which would be included with the Company as the "service recipient" under the definition of such term in such Treasury Regulations."

2.    Entire Agreement.  This Amendment Agreement constitutes the entire understanding of the Executive and the Company with respect to the subject matter hereof and supersedes any and all prior understandings on the subjects contained herein, written or oral, and all amendments.

3.    Modification.  Except as provided in the following two sentences, this Amendment Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended, nor any provision hereof waived, except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

4.    Severability.  In the event that any provision or portion of this Amendment Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Amendment Agreement shall be unaffected thereby and shall remain in full force and effect.

5.    Governing Law.  The provisions of this Amendment Agreement shall be construed and enforced in accordance with the laws of the State of Texas, without regard to any otherwise applicable principles of conflicts of laws.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment Agreement on the date first above written.

INTEGRATED SERVICE COMPANY LLC

By:	/s/ Dennis G. Berryhill
Name:	Dennis G. Berryhill
Its:	Authorized Representative

EXECUTIVE

/s/ Arlo DeKraai
Arlo DeKraai